Exhibit 5.1

August 31, 2005

SCOR

1, Avenue du Général de Gaulle

92074 Paris-La Defense Cedex

France

Ladies and Gentlemen:

In my capacity as General Counsel of SCOR, a société anonyme organized under the laws of the Republic of France (the "Company"), and in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to up to 850,000 ordinary shares, nominal value €0.78769723, of the Company (the "Ordinary Shares"), which may be awarded under the SCOR 2005 Stock Award Plan dated August 31, 2005 (the "Plan"), you have requested my opinion as to the matters set forth below.

I have examined and considered original or copies, certified or otherwise identified to my satisfaction, of the following corporate records, as well as other corporate records, certificates and other documents, and such questions of French law, as I have considered necessary or appropriate for purposes of rendering this opinion:

1.

an excerpt of the minutes of the Company's extraordinary meeting of shareholders (assemblée générale extraordinaire) held on May 31, 2005, authorizing the board of directors of the Company, for a term expiring on November 30, 2006, to decide upon the grant of stock rights to salaried personnel and company representatives of the Company for the Ordinary Shares, including pursuant to the Plan;

2.

an excerpt of the minutes of the meeting of the board of directors held on August 31, 2005, approving pursuant to the authority conferred by the above-mentioned shareholders meeting, the Plan and the grant thereunder, of Ordinary Shares.

In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on originals and certified documents and the conformity to originals and certified documents of all copies submitted to me as conformed, photostatic or other copies. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing examination and the information thus supplied, it is my opinion that the Ordinary Shares to be offered under the Plan being registered on the Registration Statement are duly authorized and, when issued and granted pursuant to the terms of the Plan, will be validly issued and fully paid.

www.scor.com	SCOR Immeuble SCOR 1, avenue du Général-de-Gaulle 92074 Paris La Défense Cedex France	Tél.+33 (0)1 46 98 70 00 Fax+33 (0)1 47 67 04 09 e-mail : scor@scor.com	RCS Nanterre B 562 033 357 Siret 562 033 357 00020 Société Anonyme au capital de 763.096.713 Euros

In connection with this opinion, I have assumed that, at the time of the grant of stock rights under the Plan and the issuance of the Ordinary Shares pursuant thereto, (i) the shareholders' and board of directors' resolutions referred to in paragraphs (1) and (2) above shall not have been amended or rescinded and (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Ordinary Shares to be issued, and the issuance and delivery of such Ordinary Shares will comply with then applicable law.

The foregoing opinion is limited to the laws of the Republic of France, and I express no opinion as to the effect of the law of any other jurisdiction.

This letter speaks as of the date hereof and I disclaim any obligation to advise you or any other person of changes in law or fact that occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under Item 5, "Interests of Named Experts and Counsel" in the prospectus which is a part of the Registration Statement. In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Emmanuelle Rousseau

Emmanuelle Rousseau

General Counsel

www.scor.com	SCOR Group Immeuble SCOR 1, Avenue du Général de Gaulle 92074 Paris La Défense Cedex France	Tel +33 (0)1 46 98 70 00 Fax+33 (0)1 47 67 04 09 e-mail : info@scor.com	RCS Nanterre B 562 033 357 Siret 562 033 357 00020 Société Anonyme au Capital de 763.096.713 Euros